UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 2, 2019

                 AMERICANN, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54231	27-4336843
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

1550 Wewatta St.

Denver, CO 80202
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (303) 862-9000

                           N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

None	N/A	N/A

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

The Company controls a 52.6-acre parcel of land in Freetown, Massachusetts and has commenced development of the property as the Massachusetts Cannabis Center (the "MCC").

The Company secured Site Plan approval for the MCC which includes 987,000 square feet of cultivation and processing infrastructure 47 miles south of Boston, MA.

The Company is developing the property in phases that will consist of three different buildings. The buildings have been approved for the following approximate sizes:

Building 1: 30,000 square feet

Building 2: 345,000 square feet

Building 3: 600,000 square feet.

Previously, the Company announced that it has commenced construction on Building 1 as a state-of-the-art greenhouse cultivation facility. On July 3rd, Building 1 received a Temporary Certificate of Occupancy and is over 90% complete.

On August 2, 2019 the Company and BASK, Inc. entered into a lease for Building 1 of the MCC. Building 1, a 30,000 square foot Adult-Use and Medical cannabis cultivation and processing facility, is the first phase of the MCC and is scheduled for occupancy in August of 2019.

The 15-year lease for Building 1 with Bask will provide a Revenue Participation Fee to the Company of 15% of all gross monthly sales of cannabis, cannabis-infused products and non-cannabis products produced at Building 1. The facility is projected to annually produce 7,500 pounds of dry flower cannabis and over 400,000 units of infused product.

The Company projects a 1.5 year payback on its investment in Building 1 of approximately $7,500,000.

BASK is licensed by the Massachusetts Cannabis Control Commission to cultivate, process and sell medical marijuana.

Building 2 Update

The Company has updated the site plan and configuration for Building 2, the next phase of the MCC development. The Company, in conjunction with its architect RKB Architects, Inc., updated the design to include the following three distinct units for Building 2:

Unit A: 184,720 square foot cultivation facility

Unit B: 118,580 square foot cultivation facility.

Unit C: 40,178 square foot centralized processing and product manufacturing

The Company has expanded its business model and plans to occupy Unit B. Unit B will be designed as a 118,580 square foot cannabis cultivation facility and will meet all canopy limits prescribed by the Massachusetts Cannabis Control Commission. At Unit B, the Company will operate as a licensed producer of bulk and prepackaged dry flower cannabis. The byproduct, or trim, of the dry flower will be extracted by the Company and the oil will be used in the production of infused products.

Unit C is being designed as a large-scale, GMP Certified cannabis product manufacturing facility. The Company plans to occupy Unit C as a licensed producer and manufacture branded cannabis beverages, vaporizer products, edible products, non-edible products and concentrates. The Company’s operation of Unit C may provide an essential service for all of MCC's future occupants, as well as licensed cannabis cultivators throughout Massachusetts.

Unit A will be developed as a future phase of construction.

The Company has a Host Community Agreement in place with the Town of Freetown for Building 2 and has initiated the application process to receive provisional licenses from the Massachusetts Cannabis Control Commission for a Marijuana Product Manufacturing and Marijuana Cultivation license.

The Company's new site plan for Building 2 of the MCC is attached to this report as Exhibit 99.

Item 2.03.	Creation Of Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant.

On August 2, 2019 the Company secured a $4,000,000 investment from an unrelated third party in the form of a loan. The loan was evidenced by a note which bears interest at the rate of 11% per year, is due and payable on August 2, 2022 and is secured by a first lien on Building 1 at the Company’s Massachusetts Cannabis Center.

The note holder also received a warrant which allows the holder to purchase 600,000 shares of the Company’s common stock at a price of $1.50 per share. The warrant will expire on the earlier of (i) August 2, 2024 or (ii) twenty days after written notice of the holder that the daily Volume Weighted Average Price of the Company’s common stock was at least $4.00 for twenty consecutive trading days and the average daily volume of trades of the Company’s common stock during the twenty trading days was at least 150,000 shares. GVC Capital LLC acted as placement agent for this transaction.

Item 3.02.	Unregistered Sales of Equity Securities.

In connection with the issuance of the securities referenced in Item 2.03 of this report the Company relied upon the exemption provided by Rule 506(b) of the Securities and Exchange Commission. The holder of the note and warrant was a sophisticated investor and was provided full information regarding the Company’s business and operations. There was no general solicitation and there was no general advertising in connection with the issuance of the note and warrant. A cash commission of 8% was paid to GVC Capital LLC, a registered securities broker, in connection with this transaction. GVC Capital also received warrants to purchase up to 48,000 shares of the Company’s common stock. The warrants can be exercised at a price of $1.50 per share at any time on or before August 2, 2024.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99	Site plan for Building 2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICANN, INC.

Dated: August 8, 2019	By:	/s/ Timothy Keogh
Timothy Keogh
Chief Operating Officer